EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Shutterstock, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Rule 457(a)	4,000,000	$51.88	$207,520,000	0.00011020	$22,868.70
Total Offering Amounts					$207,520,000

Total Fee Offsets
Net Fee Due							$22,868.70

(1) Plus such additional number of shares of common stock as may be issued under Shutterstock, Inc.’s 2022 Omnibus Equity Incentive Plan in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.

(2) Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee and is based on the average of the reported high and low sales prices of the Common Stock on the New York Stock Exchange on November 17, 2022.